Millennium Investment & Acquisition Company, Inc.

Achieves Key Milestone and Provides Corporate

Update on Millennium Carbon Division

Restored all production equipment to operational status

and has produced Activated Carbon

Targeting initial commercial operations by early 2018

Plant can generate in excess of $5 million of annual cash flow once fully operational

New York, NY— August 17, 2017, Millennium Investment and Acquisition Co. Inc. (OTC: MILC), today provided a corporate update on its Millennium Carbon division which owns an Activated Carbon plant in Hawaii.

HISTORIC BACKGROUND

On June 11, 2015, MILC, through a wholly owned subsidiary (“Millennium Carbon”) completed the acquisition of an Activated Carbon plant located near the port of Kawaihae, Hawaii for $1.28 million. The acquisition consisted of 13 acres of land leased from the Department of Hawaiian Home Lands, the existing equipment and approximately 24,000 tons of macadamia nutshells which represent more than a 2-year feedstock supply.

MILC believes this acquisition is a compelling opportunity that should generate an attractive return on investment. The acquisition price is a small fraction of the more than $44 million originally invested in the plant from 2009 to 2012. Despite commencing operations in 2011, the plant failed to achieve full commercial operations and generate profits. It ceased operating in 2012 and its owner filed for bankruptcy. Prior to shutting down, the plant produced Activated Carbon but there were a number of design and operational issues that needed resolution in order to produce the premium Activated Carbon that it was targeting and operate the plant on a full time basis. MILC is in the late stages of upgrading the plant to establish full commercial operation.

When operating, the Millennium Carbon plant will process a waste stream of macadamia nutshells into a special form of Activated Carbon. Activated Carbon has many small pores that create an extremely large surface area. By way of example, one teaspoon of the Activated Carbon the plant intends to produce has a surface area greater than a football field. Activated Carbon’s large surface area and complex network of pores provide benefits in a variety of chemical processes including filtration, purification and energy storage.

The Millennium Carbon plant is designed to produce a premium-grade Activated Carbon with characteristics that are particularly attractive for energy storage applications and that should command a price premium relative to commodity-grade Activated Carbon. In particular, the Activated Carbon produced by the plant is targeted for manufacturing Electrical Double-Layer Capacitor (or “EDLC”), which is commonly referred to as Ultracapacitors or Supercapacitors, an advanced energy storage alternative to traditional batteries. Ultracpacitors are found in a diverse array of electronic equipment from daily usage engine starting, hybrid and electric vehicles to windmills.

CURRENT UPDATE

Millennium Carbon is in the late stages of commercializing the plant for continuous production of premium Activated Carbon. From a production standpoint, the plant can be thought of as having three phases:

1)	Material handling and pre-processing
a.	Screening out debris
b.	Hammer mill to create uniform nutshell chips
c.	Screening to appropriate size nutshell chips and eliminate fines
2)	Char Production
a.	Macadamia nutshell chips are heated to high temperature in the absence of oxygen in a Char Reactor to perform pyrolysis
b.	Pyrolysis reaction breaks down the nutshells into high purity char of carbon and removes volatile matter which will provides an energy stream to help power the plant (biogas and condensed bio-oil)
3)	Activation
a.	The nutshell char is heated in a rotary kiln and mixed with high temperature steam to create the large surface area/pore structure

In addition, the Millennium Carbon plant has numerous support systems including:

●	Laboratory
●	Nitrogen generation
●	Low grade steam boilers
●	High temperature steam “super-heater”
●	Water well and Reverse Osmosis water treatment plant

●	Integrated instrumentation and controls system
●	Thermal oxidizer to meet emissions requirements
●	2 MW Diesel generator

At this point, Millennium Carbon has restored all production equipment and necessary support systems to operational status and has produced Activated Carbon. The following is a summary of the current status of the plant operations:

Phase 1:

Based on the work done to date, Millennium Carbon is confident with the operation of Phase 1. The Phase 1 equipment has been operated during day shifts while operating either Phase 2 or Phase 3 to prepare the feedstock as needed.

Phase 2 Operations:

 Millennium Carbon believes that modifications made to the Char Reactor have improved the operational capability as well as the quality of the char being produced which should lead to a better quality Activated Carbon than was previously attained by the plant. At this point we are confident with the ability to operate the Char Reactor. To date we have had had three successful four day (24 hour per day) production campaigns, most recently the week of July 31, 2017, and have produced approximately 30,000 pounds of nutshell char.

Phase 3 Operations:

Millennium Carbon continues to refine the operations of the final “Activation” phase to get the output to the targeted specification. This will involve additional operational campaigns while adjusting factors such as kiln temperature, steam temperature, ratio of steam to char and flow rate of char through the kiln. Phase 3 is the critical element to producing the high level of activation of the char that we are seeking. To date, we have had had three successful four day (24 hour per day) production campaigns most recently the week of August 7, 2017 and have produced approximately 16,000 pounds of Activated Carbon. The initial internal laboratory testing of the Activated Carbon is encouraging. We are meeting our objectives with respect to Adsorption (Iodine Test), Ash Content and density. Additional work remains with respect to refining the operation to increase the level of activation (surface area) and pore structure which is important for the key metric that will impact how much electric charge can be stored per gram of Activated Carbon. As we continue to produce improved quality Activated Carbon we will seek third party laboratory validation of the results.

We are currently alternating running Phase 2 and Phase 3 rather than running these simultaneously as part of a prudent plan to minimize staffing and provide a focused effort on the operation of each phase to gain operational experience. Ultimately, the plan will be to operate Phase 2 and Phase 3 simultaneously and run Phase 1 during the day shifts when the plant is in full commercial operation. Once fully operational the plant is intended to run 24 hours per day with periodic intervals for plant maintenance.

Achieving full-scale commercial operation and associated revenue generation may still take a year or more after which the plant should generate an attractive return on its invested capital. Given the progress made to date, we currently are targeting initial commercial operations by early 2018. Given our building confidence in performance of the plant, we are commencing our “go to market strategy” through an outreach to the ultracapacitor manufacturer community.

In addition to the Activated Carbon processing equipment described above, Millennium Carbon acquired a biomass power plant that includes a waste boiler that can run off of the byproducts (bio-gas and bio-oil) to produce steam to drive a steam turbine to provide electricity and heat for the plant processes. This portion of the plant is not operational and may be put into operation at a later date. This will be evaluated based on the potential return on investment from completing the installation and commissioning of this equipment.

FINANCIAL PLAN

Our current monthly cost to operate the plant in the current testing phase is approximately $125,000 all of which is being capitalized until we enter commercial operation. There will likely be some additional capital cost beyond the cost of operating the plant during this process refinement phase. The current estimate for such capital costs is $600,000 with a estimated range from $200,000 - $1,750,000 depending on what is ultimately necessary to produce the quality of Activated Carbon contemplated. Ultimately, Millennium Carbon currently believes that the plant can generate in excess of $5 million of annual cash flow. There can be no assurance as to how much capital or how long this process will take or what the ultimate stabilized cash flow, if any, from the project will be.

Millennium Carbon received preliminary approval for a government guaranteed loan program to fund a significant portion of its capital improvement. At this point, the anticipated capital requirements have been reduced significantly from what was originally estimated. As such, this financing has been put on hold. As part of exploring the financing, Millennium Carbon received an appraisal that estimated the “as-is and in place” fair market value of the asset to be approximately $13.9 million as of the date of acquisition. In addition, since acquisition, Millennium Carbon has spent approximately $2.5 million.

ABOUT UTLRACAPACITORS

A rapidly emerging and increasingly applied technology, Ultracpacitors store electricity as an electrostatic charge rather than as a reversible chemical reaction like traditional batteries. In addition, Ultracapacitors are capable of storing and discharging electricity very quickly and efficiently to provide superior functionality when used in conjunction with, or as a replacement for, conventional batteries. Utracapacitors also have virtually infinite duty cycles unlike traditional batteries that degrade with every charge/discharge cycle. Ultracapacitors are an inherently stable electric storage device unlike lithium-ion batteries, which are unstable and can lead to explosions or lead acid batteries that can leak acid. They are also largely comprised of a renewable and bio-ingredient in the form of Activated Carbon that minimizes disposal concerns.

Due to their many benefits, Ultracapacitors are currently being utilized in thousands of applications. Ultracapacitors complement a primary energy source, which cannot repeatedly provide quick bursts of power, such as an internal combustion engine, fuel cell or traditional battery. The future horizon looks brilliant for Ultracapacitors as the need for energy storage continues to accelerate.

About Millennium Investment & Acquisition Company Inc.

Millennium Investment and Acquisition Co. Inc. (“MILC”), formerly Millennium India Acquisition Co., is an internally managed, non-diversified, closed-end investment company. MILC currently holds a minority interest in SMC Global, an Indian financial services company, consistent with MIAC’s past investment strategy focusing on Indian investments. MILC now principally focuses on new investments in alternative energy. Consistent with this new strategy, MILC now owns an Activated Carbon plant in Hawaii and is actively seeking to expand its portfolio.

MILC essentially owns two assets (in addition to cash available for investment):

1)	10.5% of SMC Global – an India based financial services company
2)	An Activated Carbon plant located in Hawaii that produces a premium grade Activated Carbon for use in advanced energy storage.

Investors in MILC can gain financial exposure to India and Alternative Energy which are both attractive sectors for asset allocation.

www.millinvestment.com

About Millennium Carbon

Millennium Carbon is a manufacturer of premium Activated Carbon that is attractive for energy storage. Millennium Carbon processes macadamia nutshell feedstock to produce Activated Carbon through a two-stage pyrolysis and steam activation facility located in Kawaihae on Hawaii Island. The plant can process upwards of 12,000 tons of macadamia nutshells per year.

Activated Carbon is a highly porous substance that confers benefits in various industrial and consumer applications including in filtration, emissions, and pollution remediation. Millennium Carbon’s premium grade Activated Carbon has unique properties that make it particularly attractive for the manufacture of Ultracapacitors, an advanced energy storage device with significant benefits relative to conventional batteries.

www.millcarbon.com

Cautionary Statement about Forward-Looking Statements

This document includes forward-looking statements within the meaning of the U.S. securities laws. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume”, “seek” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in this document regarding our future strategy, future operations, future prospects, the future of our industries and results that might be obtained by pursuing management’s current or future plans and objectives are forward-looking statements. You should not place undue reliance on any forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date of the filing of this document. Over time, our actual results, performance, financial condition or achievements may differ from the anticipated results, performance, financial condition or achievements that are expressed or implied by our forward-looking statements, and such differences may be significant and materially adverse to our security holders.

Contact:

David H. Lesser, CEO

+1 (212) 750-0371

dl@millinvestment.com

Investor Relations

PCG Advisory Group

Kirin Smith, COO

ksmith@pcgadvisory.com

646.863.6519

www.pcgadvisory.com